CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Horizon U.S. Risk Assist Fund, Horizon Sustainable Risk Assist Fund, and Horizon Multi-Asset Income Fund, each a series of Horizon Funds, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
June 24, 2019

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board